EX-99.(a)(iii)

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF TRUST
OF
FRANKLIN TEMPLETON ETF TRUST

The undersigned certifies that:

1.	The name of the statutory trust is Franklin Templeton ETF Trust (the “Statutory Trust”).

2.	The amendment to the Certificate of Trust of the Statutory Trust set forth below (the “Amendment”) has been duly authorized by the Board of Trustees of the Statutory Trust:

The First Article of the Certificate of Trust is hereby amended to read as follows:

FIRST:  The name of the statutory trust formed hereby is Franklin ETF Trust.

3.	This Certificate of Amendment to the Certificate of Trust of the Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

4.
This Amendment is made pursuant to the authority granted to the Trustees of the Statutory Trust under Section 3810(b) of the Delaware Statutory Trust Act and pursuant to the authority set forth in the governing instrument of the Statutory Trust.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Statutory Trust, has duly executed this Certificate of Amendment this 3rd day of December, 2012.

____/s/ Steven J. Gray_________________________
                       Steven J. Gray, Trustee